Report of Independent Accountants

Management

CRIIMI MAE Services Limited Partnership

We have examined management's assertion, included in the accompanying report titled Report of Management, that CRIIMI MAE Services Limited Partnership and Subsidiaries (the Partnership) complied with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage for Mortgage Bankers (USAP), (except, for commercial loan and multifamily loan servicing, minimum servicing standards V.4. and VI.1., which the Mortgage Bankers Association of America has interpreted as inapplicable to such servicing) during the year ended December 31, 2002. Management is responsible for the Partnership's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertions about the Partnership's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Partnership's compliance with those minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Partnership's compliance with the minimum servicing standards.

In our opinion, management's assertion that the Partnership's complied with the aforementioned minimum servicing standards during the year ended December 31, 2002, is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the investors of the Partnership's servicing portfolio and is not intended to be and should not be used by anyone other than these specified parties.

Ernst & Young LLP

February 26, 2003

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